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                                                                      Exhibit 99


JANUARY 31, 1997

FOR IMMEDIATE RELEASE                     CONTACT: PAUL LIBERTY, VP
                                                   INVESTOR/PUBLIC RELATIONS
                                                   (703) 660-6677, EXT. 6260
                                                   URL:HTTP//WWW.METROCALL.COM

              METROCALL AND PAGE AMERICA ANNOUNCE REVISED AGREEMENT

           ALEXANDRIA, VA, Metrocall, Inc. (NASDAQ NMS--MCLL) and Page America Group, Inc., announced that they have signed a restructured asset purchase agreement. Under the revised agreement, Metrocall will acquire substantially all the assets of Page America for consideration consisting of $25 million in cash, $15 million in Metrocall junior preferred stock, 830,333 shares of Metrocall common stock, and an additional $15 million in common stock or common stock equivalents based on the average closing price of Metrocall common stock for the ten trading days prior to closing. The stock portion of the consideration is subject to adjustment based on changes in Page America's working capital deficit and decreases in service revenue below certain threshold levels. Metrocall retains the option to substitute cash at closing for all or a portion of the equity securities that are part of the consideration.

           The revised terms replace an April 1996 agreement under which Metrocall would have paid up to $78.5 million for Page America's assets, consisting of $55 million in cash and common stock then valued at up to $23.5 million, subject to adjustment based on operating result, changes in working capital, and changes in the price of Metrocall's common shares. The revised terms reflect purchase price adjustments under the original contract based on Page America's third-quarter 1996 results, and the current price of Metrocall's common shares. They provided Metrocall financial flexibility in choosing the mix of consideration to be paid for Page America's assets.

           The new class of junior preferred stock will be redeemable at any time in whole or part for the stated value of the shares (without any premium) plus accrued dividends. Subject to the approval of Metrocall's stockholders, 25% of the junior convertible preferred stock will be convertible into common stock at the then market price each quarter beginning September 1, 1997. Dividends will be payable


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semi-annually in cash or additional preferred shares, at Metrocall's option, at a rate of 14%, subject to increases if the Metrocall shareholders do not approve the convertibility of the stock prior to July 1, 1997. This series of preferred stock will have no voting rights except for changes in the rights of the preferred stock or incurrence of debt by Metrocall above certain levels. If the amount of common stock or common stock equivalents to be issued at closing would exceed 20% of Metrocall's currently outstanding shares, a portion of the stock consideration will be in the form of additional junior preferred stock.

           In order to provide sufficient shares for these and prior transactions, Metrocall's stockholders will be asked at the annual meeting scheduled for May 7, 1997, to approve an increase in Metrocall's authorized shares of common stock to 60,000,000. Shareholders representing approximately 39.4% of the outstanding shares have agreed to vote in favor of this proposal and the convertibility of the junior preferred stock.

           The transaction is subject to approval by the stockholders of Page America and other standard closing conditions.

           Metrocall, Inc., headquartered in Alexandria, Virginia (Metropolitan Washington, DC), offers paging and wireless messaging across the United States and in over 1000 cities through its Nationwide Wireless Network to over 2 million subscribers.

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